UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 31, 2006
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

CAYMAN ISLANDS	001-31306	98-0366361

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas	77478

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 276-6100

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth in Item 2.01 of this Form 8-K related to the submission of acceptance forms by Noble Corporation (the “Company”) (and a wholly-owned subsidiary of the Company) to sell the Owned Shares (as defined below in Item 2.01) to SeaDrill Limited, a Bermudian limited company (“SeaDrill”), in accordance with the Mandatory Offer (as defined below in Item 2.01) is incorporated in this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     As previously reported, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) dated December 12, 2005 with Nora Smedvig, Peter T. Smedvig, Hjordis Smedvig, HKS AS, AS Veni, Petrus AS and Peder Smedvig Capital AS (collectively, the “Sellers”) relating to the Company’s acquisition, directly and indirectly, of 21,095,600 Class A shares and 2,501,374 Class B shares (collectively, the “Owned Shares”) of Smedvig ASA (“Smedvig”), a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2005. The Company completed its acquisition of the Owned Shares pursuant to the Share Purchase Agreement on December 23, 2005. The acquisition comprised 39.2 percent of the Class A shares and 28.9 percent of the total capital shares of Smedvig. The purchase price was NOK 200 per Class A share and NOK 150 per Class B share (the “Noble Purchase Price”), totaling NOK 4,594,326,100 (or approximately US$691,100,000 at the date of acquisition) before certain legal and other transaction costs. We financed the acquisition of the Owned Shares, including related transaction costs, with an aggregate of $700,000,000 in new debt borrowings. The terms of the Share Purchase Agreement provide that the amount received by us upon any resale of the Owned Shares during the period through December 12, 2006 at a price in excess of the Noble Purchase Price (NOK basis) is payable by us to the Sellers, as a purchase price adjustment.
     On January 23, 2006, SeaDrill reported that it had received acceptances for a total of 24,876,009 Class A shares and 15,417,402 Class B shares of Smedvig under the voluntary offer conducted by SeaDrill for shares of Smedvig. SeaDrill further reported that, including its already owned shares, SeaDrill controlled 51.24 percent of the Class A shares and 52.47 percent of the Smedvig capital. At an extraordinary general meeting of Smedvig held on February 16, 2006, shareholders elected a board of directors composed of five members, including John Fredriksen, Tor Olav Troim and Kate Blankenship, each of whom is a director of SeaDrill. Mr. Fredriksen was elected Chairman of the Board of Smedvig at the meeting.
     By an Offer Document dated March 2, 2006, SeaDrill made a mandatory offer (the “Mandatory Offer”) to purchase all the shares of Smedvig not already owned by SeaDrill pursuant to the applicable requirements of Norwegian law at a price of NOK 205 per Class A share and NOK 165 per Class B share (the “SeaDrill Offer Price”). SeaDrill also commenced a parallel tender offer in accordance with applicable U.S. law for any and all Smedvig shares and Smedvig ADSs held by residents of the United States.
     On March 31, 2006, the Company (and a wholly-owned subsidiary of the Company) submitted acceptance forms to sell the Owned Shares to SeaDrill pursuant to the Mandatory Offer. Under the terms and conditions of the Mandatory Offer, settlement of payment by

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SeaDrill for the Owned Shares will be made after March 31, 2006 and on or before April 7, 2006. As described above, pursuant to the Share Purchase Agreement, the Company is obliged to pay the excess of the SeaDrill Offer Price over the Noble Purchase Price to the Sellers, as a purchase price adjustment under the Share Purchase Agreement. The Share Purchase Agreement provides for the Company (and our subsidiary) to make such payment to the Sellers within seven days of settlement of payment by SeaDrill for the Owned Shares.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION

Date: March 31, 2006	By:	/s/ MARK A. JACKSON

Mark A. Jackson
President and Chief Operating Officer

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